For further information:

George Relan

Vice President of Corporate Development

(518) 533-2220

grelan@mechtech.com

MTI RECEIVES NOTICE REGARDING MINIMUM BID PRICE RULE

Albany, N.Y., January 11, 2008 - Mechanical Technology Incorporated (“MTI” or “the Company”) (NASDAQ:MKTY) today announced that on January 9, 2008 it received a letter from The Nasdaq Stock Market advising that, for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5). This notification has no effect on the continued listing of the Company’s common stock at this time.

In accordance with Nasdaq Marketplace Rule 4450(e)(2), MTI has 180 calendar days from the date of the Nasdaq letter, or until July 7, 2008, to regain compliance with the minimum bid price rule. Compliance will be regained if the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

Alternatively, the Company may apply to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements, other than the minimum bid price, for initial inclusion on such market. In the event the application is approved, the Company will be afforded the remainder of a second 180 calendar day period to regain compliance while listed on The Nasdaq Capital Market.

The Company intends to monitor the closing bid price of its common stock and consider all available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the Nasdaq minimum bid price rule.

The Company filed a Current Report on Form 8-K today reporting the matters discussed in this press release.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of high-

performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

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Statements in this press release which are not historical fact including statements regarding management’s intentions, hopes, goals, beliefs, expectations, projections, plans, anticipation, outlook or predictions of the future are forward looking statements.  Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; the continued listing of MTI shares on the NASDAQ Global Market, and; our ability to develop and commercialize Mobion® fuel cells, or any other technologies, if at all; All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company’s actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; and the risk factors listed from time to time in the Company’s SEC reports including but not limited to, the annual report on Form 10-K and Quarterly Reports on Form 10-Q.